As filed with the Securities and Exchange Commission on July 30, 2012

Registration No. 333-181253

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Amendment No. 4

To

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Tyco Flow Control International Ltd.

(Exact name of registrant as specified in its charter)

Switzerland	3550	98-1050812
(State of Incorporation)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Freier Platz 10

CH-8200 Schaffhausen, Switzerland

41-52-633-02-44

(Address, including Zip Code, and Telephone Number, including Area Code, of Registrant’s Principal Executive Offices)

Judith A. Reinsdorf

Executive Vice President and General Counsel

Tyco International Management Company, LLC

9 Roszel Road

Princeton, New Jersey 08540

(609) 720-4200

(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

With a copy to:

Alan M. Klein, Esq. Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, New York 10017 (212) 455-2000	Faiza J. Saeed, Esq. Thomas E. Dunn, Esq. Cravath, Swaine & Moore LLP Worldwide Plaza 825 Eighth Avenue New York, New York 10019 (212) 474-1000	Benjamin F. Garmer, III, Esq. John K Wilson, Esq. Foley & Lardner LLP 777 East Wisconsin Avenue Milwaukee, Wisconsin 53202 (414) 271-2400

Approximate date of commencement of the proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective and upon completion of the merger described in the enclosed prospectus.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non–accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)
Common Shares, Par Value CHF 0.50	$N/A	N/A	$3,817,582,000	$437,495

(1)	The number of common shares of Tyco Flow Control International Ltd. (“Tyco Flow Control”) to be distributed to shareholders of Tyco International Ltd. (“Tyco”) will be based on a distribution ratio equal to the quotient of (i) the product of (x) the number of Pentair, Inc. (“Pentair”) common shares outstanding (determined on a fully-diluted basis calculated in accordance with the treasury method under GAAP without taking into account tax consequences to any party or any applicable vesting provisions) at 12:01 a.m. Eastern Standard Time on the distribution date, multiplied by (y) 1.10526316 divided by (ii) the number of Tyco common shares outstanding (determined on a fully-diluted basis calculated in accordance with the treasury method under GAAP without taking into account tax consequences to any party or any applicable vesting provisions) at 12:01 a.m. Eastern Standard Time on the distribution date.
(2)	Represents the aggregate book value, as of March 30, 2012, of Tyco’s flow control business.
(3)	No additional fee is being paid in connection with this registration statement. The registration fee otherwise payable is reduced in an amount equal to the fee paid by Tyco in connection with the solicitation of proxies with respect to the distribution. Refer to the Schedule 14A filed by Tyco on the date hereof.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such dates as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 4 to the Tyco Flow Control International Ltd. Registration Statement on Form S-1 (Registration No. 333-181253) originally filed with the Securities and Exchange Commission on May 8, 2012, as amended by Amendment No. 1 filed June 19, 2012, Amendment No. 2 filed July 18, 2012 and Amendment No. 3 filed July 26, 2012, is being filed for the sole purpose of filing revised Exhibits 5.1 (and the related consent included therein as Exhibit 23.3), 8.1 (and the related consents included therein as Exhibit 23.4) and 8.2 (and the related consent included therein as Exhibit 23.5) and updating the Exhibit Index accordingly. This Amendment No. 4 does not relate to the contents of the prospectus that forms a part of the Registration Statement and, accordingly, the prospectus has not been included herein.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Other Expenses of Issuance and Distribution

The following table sets forth an itemization of all estimated expenses, all of which we will pay, in connection with the issuance and distribution of the securities to be registered:

SEC Registration Fee	$	[	]

Printing fee	$	[	]

NYSE Listing fee	$	[	]

Accounting fees and expenses	$	[	]

Transfer Agent fee	$	[	]

Legal fees and expenses*	$	[	]

Miscellaneous	$	[	]

Total	$	[	]

*	Estimated

Indemnification of directors and officers

Tyco Flow Control’s articles of association will provide that it will indemnify and hold harmless, to the fullest extent permitted by Swiss law, the existing and former members of the board of directors and officers from and against all costs, charges, losses, damages and expenses actually incurred in connection with any threatened, pending or completed actions, suits or proceedings—whether civil, criminal, administrative or investigative—by reason of the fact that such individual was a director or officer; provided, however, that this indemnity shall not extend to any matter in which any of said persons is found, in a final judgment or decree of a court or governmental or administrative authority of competent jurisdiction not subject to appeal, to have committed an intentional or grossly negligent breach of his statutory duties as a member of the board of directors or officer.

Tyco Flow Control will maintain insurance to reimburse Tyco Flow Control’s directors and officers and those of Tyco Flow Control’s subsidiaries for charges and expenses incurred by them for wrongful acts claimed against them by reason of their being or having been directors or officers of Tyco Flow Control or any of Tyco Flow Control’s subsidiaries.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Recent Sales of Unregistered Securities

Not applicable.

Exhibits and Financial Statement Schedules

The following Exhibits are filed as part of this Registration Statement unless otherwise indicated:

Exhibit No.	Description of Exhibit

**2.1	Merger Agreement among Tyco International Ltd., Tyco Flow Control International Ltd., Panthro Acquisition Co., Panthro Merger Sub, Inc. and Pentair, Inc.

**2.2	Separation and Distribution Agreement by and among Tyco International Ltd., Tyco Flow Control International Ltd. and The ADT Corporation.

**2.3	Amendment No. 1 to the Merger Agreement among Tyco International Ltd., Tyco Flow Control International Ltd., Panthro Acquisition Co., Panthro Merger Sub, Inc. and Pentair, Inc.

**2.4	Amendment No. 1 to the Separation and Distribution Agreement by and among Tyco International Ltd., Tyco Flow Control International Ltd. and The ADT Corporation.

**3.1	Form of Articles of Association of Tyco Flow Control International Ltd.

**3.2	Form of Organizational Regulations of Tyco Flow Control International Ltd.

**3.3	Form of Common Share Certificate of Tyco Flow Control International Ltd., par value CHF 0.50 per share.

5.1	Opinion of Homburger AG, as to the validity of the Tyco Flow Control International Ltd. common shares being registered hereby.

8.1	Opinions of McDermott Will & Emery LLP as to certain tax matters.

8.2	Opinion of Cravath, Swaine & Moore LLP as to certain tax matters.

**10.1	Form of Transition Services Agreement among Tyco International Ltd., Tyco Flow Control International Ltd. and The ADT Corporation.

**10.2	Form of 2012 Tax Sharing Agreement among Tyco International Ltd., Tyco Flow Control International Ltd. and The ADT Corporation

**10.3	Forms of Transitional Trademark License Agreement

**21.1	Subsidiaries of Tyco Flow Control International, Ltd.

**23.1	Consent of Deloitte & Touche LLP relating to the combined financial statements and financial statement schedule of Tyco Flow Control International Ltd. and the Flow Control Business of Tyco International Ltd.

**23.2	Consent of Deloitte & Touche LLP relating to the audited financial statements of Pentair, Inc.

23.3	Consent of Homburger AG (included in Exhibit 5.1 to this Registration Statement).

23.4	Consents of McDermott Will & Emery LLP (included in Exhibit 8.1 to this Registration Statement).

23.5	Consent of Cravath, Swaine & Moore LLP (included in Exhibit 8.2 to this Registration Statement).

**99.1	Consents of persons named to become directors of the Registrant who have not signed this Registration Statement.

**	Previously filed.

Item 17.	Undertakings

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Tyco Flow Control International Ltd. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Princeton, State of New Jersey, on July 30, 2012.

TYCO FLOW CONTROL INTERNATIONAL LTD.

By:	/s/ Patrick Decker
	Name:	Patrick Decker
	Title:	President

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated.

Signature	Title

/s/ Patrick Decker Patrick Decker	President (Principal Executive Officer)

/s/ Arun Nayar Arun Nayar	Chief Financial Officer (Principal Financial Officer, Principal Accounting Officer and Authorized Representative in the United States)

/s/ Andi Goodrich Andi Goodrich	Director

/s/ Mark Armstrong Mark Armstrong	Director

/s/ John Jenkins John Jenkins	Director

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

**2.1	Merger Agreement among Tyco International Ltd., Tyco Flow Control International Ltd., Panthro Acquisition Co., Panthro Merger Sub, Inc. and Pentair, Inc.

**2.2	Separation and Distribution Agreement by and among Tyco International Ltd., Tyco Flow Control International Ltd. and The ADT Corporation.

**2.3	Amendment No. 1 to the Merger Agreement among Tyco International Ltd., Tyco Flow Control International Ltd., Panthro Acquisition Co., Panthro Merger Sub, Inc. and Pentair, Inc.

**2.4	Amendment No. 1 to the Separation and Distribution Agreement by and among Tyco International Ltd., Tyco Flow Control International Ltd. and the ADT Corporation.

**3.1	Form of Articles of Association of Tyco Flow Control International Ltd.

**3.2	Form of Organizational Regulations of Tyco Flow Control International Ltd.

**3.3	Form of Common Share Certificate of Tyco Flow Control International Ltd., par value CHF 0.50 per share.

5.1	Opinion of Homburger AG, as to the validity of the Tyco Flow Control International Ltd. common shares being registered hereby.

8.1	Opinions of McDermott Will & Emery LLP as to certain tax matters.

8.2	Opinion of Cravath, Swaine & Moore LLP as to certain tax matters.

**10.1	Form of Transition Services Agreement among Tyco International Ltd., Tyco Flow Control International Ltd. and The ADT Corporation.

**10.2	Form of 2012 Tax Sharing Agreement among Tyco International Ltd., Tyco Flow Control International Ltd. and The ADT Corporation.

**10.3	Forms of Transitional Trademark License Agreement.

**21.1	Subsidiaries of Tyco Flow Control International, Ltd.

**23.1	Consent of Deloitte & Touche LLP relating to the combined financial statements and financial statement schedule of Tyco Flow Control International Ltd. and the Flow Control Business of Tyco International Ltd.

**23.2	Consent of Deloitte & Touche LLP relating to the audited Financial Statements of Pentair, Inc.

23.3	Consent of Homburger AG (included in Exhibit 5.1 to this Registration Statement).

23.4	Consents of McDermott Will & Emery LLP (included in Exhibit 8.1 to this Registration Statement).

23.5	Consent of Cravath, Swaine & Moore LLP (included in Exhibit 8.2 to this Registration Statement).

**99.1	Consents of persons named to become directors of the Registrant who have not signed this Registration Statement.

**	Previously filed.